Exhibit 10.6

FORGEROCK, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

ForgeRock, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities (the “Registration Statement”) (such date, the “Effective Date”), and subject to stockholder approval.

1.	RETAINERS

Retainers Paid in Restricted Stock Units

Absent an election otherwise, each of the retainers under this Section 1 shall be paid in Restricted Stock Units with the applicable Value (as defined below) described herein. An Outside Director may make an election to receive retainers in cash prior to the applicable grant date of retainers for the year and such election must occur during an open trading window under the Company’s Insider Trading Policy. Election must occur through notification to the Company’s General Counsel.

Any retainers paid in Restricted Stock Units shall be automatically granted on each annual meeting of the Company’s stockholders (“Annual Meeting”) year with a Value for such Award based on an Outside Director’s expected Board and committee service for the period of approximately 1-year following each Annual Meeting as of the end of Q1 of that year (each, a “Retainer Award”). A Retainer Award may consist of a Board Service Retainer and/or a Committee or Chair Service Retainer, each as defined below. Each Retainer Award will have a vesting commencement date of May 20 for the year of the Annual Meeting, and vest as to 1/4 quarterly on the first trading day on or after August 20, September 20, February 20 and May 20, in each case, subject to the Outside Director continuing to be a Board member with respect to the Board Service Retainer or the applicable role with respect to a Committee or Chair Service Retainer, in each case, through the applicable vesting date.

Notwithstanding anything herein to the contrary, Retainer Awards for any partial year prior to an Annual Meeting (e.g., retainers of all existing Outside Directors for the year of the Effective Date, a new Outside Director’s initial service year that does not commence at an Annual Meeting and an Outside Director’s change to a new committee that does not occur at an Annual Meeting) shall be paid in cash. To the extent that any retainers are paid in cash, such retainers will be paid quarterly in arrears on a prorated basis. For the avoidance of doubt, all Retainer Awards for existing Outside Directors as of the Effective Date will be paid in cash through the first quarter of 2022.

Annual Board Service Retainer

Each Outside Director will be paid an annual retainer with a Value of $35,000 (the “Board Service Retainer”). There are no per-meeting attendance fees for attending Board meetings.

Annual Committee Service Retainer

Each Outside Director who serves as the chair of the Board, the lead independent Director, or the chair or a member of a committee of the Board listed below will be eligible to earn additional annual retainers with Values as follows (each, a “Committee or Chair Service Retainer”:

Chair of the Board	$20,000
Lead Independent Director	$15,000
Chair of Audit Committee:	$20,000
Member of Audit Committee:	$8,800
Chair of Compensation Committee:	$12,000
Member of Compensation Committee:	$5,000
Chair of Nominating Committee:	$7,500
Member of Nominating Committee:	$3,750

For clarity, each Outside Director who serves as the chair of a committee shall receive only the additional annual retainer as the chair of the committee, and not the additional annual retainer as a member of the committee.

2.	EQUITY COMPENSATION OTHER THAN RETAINERS

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b) Initial Award. Each Outside Director joining the Board after the Registration Date shall be automatically granted upon first joining the Board (such date, the “Start Date”) an award of Restricted Stock Units with a Value of $350,000 (the “Initial Award”). The Initial Award will vest annually over three years (on the same day of the month as the Start Date), subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

For the avoidance of doubt, if an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award under Section 2(b).

(c) Annual Award. On the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of Restricted Stock Units with a Value of $175,000 (an “Annual Award”). An Outside Director must have served as a Director at least six months prior to an Annual Meeting to be eligible to receive an Annual Award.

Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(d) For purposes of this Policy, “Value” means the fair market value of a Share based on the average of the closing price of the Common Stock for the 30 trading day period ending on the trading day immediately prior to the date of grant, with the number of Shares of our Common Stock determined based on that Value, rounded down.

3.	CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director’s outstanding Company equity awards will accelerate and vest.

4.	LIMITATIONS

Any compensation granted to an Outside Director shall be subject to the limits provided in Section 11 of the Plan.

5.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company.

6.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.	REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

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